Exhibit (d)(1)(i)

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

VOYA SEPARATE PORTFOLIOS TRUST

and

VOYA INVESTMENTS, LLC

Series	Effective Date	Annual Management Fee (as a percentage of average daily net assets)
Voya Emerging Markets Corporate Debt Fund	May 1, 2015	0.95% on all assets
Voya Emerging Markets Hard Currency Debt Fund	May 1, 2015	0.75% on all assets
Voya Emerging Markets Local Currency Debt Fund	May 1, 2015	0.80% on all assets
Voya Investment Grade Credit Fund	May 1, 2015	0.50% on all assets
Voya Securitized Credit Fund	May 1, 2015	0.60% on all assets

A-1